Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Old National Bancorp for the registration of debt securities, common stock, preferred stock, depository shares, purchase contracts, units and warrants and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of First Midwest Bancorp, Inc., included in Old National Bancorp’s Form 8-K/A filed on April 29, 2022 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois

May 31, 2023